Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 and related Prospectus dated December 28, 2017 of our report dated October 29, 2017, except for the subsequent events noted in Note 12, as to which the date is December 28, 2017, with respect to the financial statements of Menlo Therapeutics, Inc. for the years ended December 31, 2016 and 2015, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
December 28, 2017